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                                                                    Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our report dated March 3, 2006 accompanying the consolidated financial statements of Verso Technologies, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the years ended December 31, 2005 and 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Verso Technologies, Inc. on Forms S-8, file numbers 333-74258, 333-74264, 333-59372, 333-92337, 333-85107,
333-80501, 333-26015, 333-124037 and 333-124038 and Forms S-3, file numbers
333-66292, 333-45028, 333-108613, 333-113759 and 333-123591.

/s/ Grant Thornton LLP

Atlanta, Georgia
March 31, 2006